PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


BRIDGE STREET FINANCIAL, INC. REPORTS A 52% INCREASE IN 4TH QUARTER NET INCOME AND 33% INCREASE IN 2004 NET INCOME, AND AN INCREASE IN THE QUARTERLY DIVIDEND OF 40%

OSWEGO, NEW YORK JANUARY 21, 2005. Bridge Street Financial, Inc. (the "Company") (NASDAQ: OCNB), the holding company for Oswego County National Bank (the "Bank"), reported that net income increased 52% to $301,000 for the quarter ended December 31, 2004 compared to $197,000 for the same period of 2003. Diluted earnings per share for the fourth quarter were $0.12, up 71% from $0.07 in the same quarter of 2003. For the twelve month period ended December 31, 2004 net income increased 33% to $1,109,000 from $831,000. Diluted earnings per share for the twelve months ended December 31, 2004 were $0.42 compared to $0.31 in the prior year.

Gregory J. Kreis, President and CEO said that, "The year 2004 showed significant progress in earnings improvement as marked by the 33% increase in net income for the year. Earnings improved through cost containment and revenue enhancements which were areas of significant concentration during 2004. We consider our 2004 accomplishments in these areas essentials for future performance improvement. We are pleased with our progress this year and excited about the continuation of this momentum in 2005."

Kreis went on to say that, "We had a very strong year in loan growth as evidenced by the 13.29% growth in loans. We believe this indicates both an improving economy in the region and our success in being recognized as a trusted source for providing quality financial advice and service. We expect this momentum to carry into 2005, which we anticipate will be a strong year of growth and success for the Company. Our confidence in 2005 is reflected in a 40% increase in the dividend that the Board of Directors approved at the January 20 regular meeting."

Net interest income for the quarter ended December 31, 2004 increased 7.58% to $1,788,000 compared to $1,662,000 for the same period in 2003. The increase in net interest income resulted primarily from an increase in loans outstanding. Net interest margin for the fourth quarter of 2004 increased 18 basis points to 4.06% as compared to the same period in 2003. Non-interest income for the quarter ended December 31, 2004 decreased by $32,000 to $784,000 compared to $816,000 for the same period in 2003, due primarily to a reduction in income from mortgage banking activity and net gains on security transactions. The provision for loan losses for the quarter ended December 31, 2004 decreased to $154,000 compared to $175,000. Operating expenses for the fourth quarter of 2004 decreased by $50,000 or 2.35% to $2,076,000 from $2,126,000 in 2003 due primarily to the Company's strategic initiative to reduce operating costs.

Total assets increased by $7,387,000 or 3.51% to $218,039,000 at December 31, 2004 compared to $210,652,000 at December 31, 2003. Total loans increased by $15,784,000 or 13.29% to $134,551,000 at December 31, 2004 compared to
$118,767,000 at December 31, 2003. Total
deposits increased by $759,000 to $152,411,000 at December 31, 2004 compared to $151,652,000 at December 31, 2003. The allowance for loan losses as a percentage of nonperforming loans was 128.15% at December 31, 2004 compared to 140.00% at December 31, 2003. Shareholders' equity decreased $42,000 to $31,246,000 at December 31, 2004 compared to $31,288,000 at December 31, 2003. The decrease in shareholders' equity was primarily due to an increase in treasury stock of $940,000, and dividend payments of $497,000, which were partially offset by net income of $1,109,000, and an increase of $286,000 for additional paid in-capital and other shareholders' equity items.

Return on average assets increased to 0.55% for the quarter ended December 31, 2004 compared to 0.37% for the same period in 2003. Return on average equity for the quarter ended December 31, 2004 increased to 3.80% compared to 2.50% for the same period in 2003. Book value per share increased to $12.26 at December 31, 2004 compared to $12.14 for the same period in 2003.

The Board of Directors of Bridge Street Financial, Inc., declared a dividend of seven cents per share to shareholders of record on February 2, 2005 and payable on or about February 22, 2005. The seven cents per share dividend represents a 40% increase in the dividend over the prior quarter.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seems", "estimates", or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (UNAUDITED)
                                DECEMBER 31, 2004

(dollars in thousands, except per share data)

                                                    For the quarter ended                    For twelve months ended
                                             -------------------------------------         ---------------------------
INCOME STATEMENT DATA:                         12/31/2004  9/30/2004  12/31/2003              12/31/2004  12/31/2003
                                             -------------------------------------         ---------------------------
Interest income                                   $2,560     $2,523      $2,398                  $9,948      $9,344
Interest expense                                     772        772         736                   3,009       3,017
                                             -------------------------------------           -------------------------
Net interest income                                1,788      1,751       1,662                   6,939       6,327
Provision for loan losses                            154        151         175                     556         445
                                             -------------------------------------           -------------------------
Net interest income
  after provision for losses                       1,634      1,600       1,487                   6,383       5,882

Noninterest income                                   784        834         816                   3,392       3,437
Operating expenses                                 2,076      2,092       2,126                   8,526       8,422
                                             -------------------------------------           -------------------------
Income before taxes                                  342        342         177                   1,249         897
Income taxes                                          41         37         (20)                    140          66
                                             -------------------------------------           -------------------------

Net income                                          $301       $305        $197                  $1,109        $831


Basic earnings per share                            0.12       0.12        0.08                    0.43        0.32
Diluted earnings per share                          0.12       0.12        0.07                    0.42        0.31

Interest rate spread (a)                            3.64%      3.53%       3.50%                   3.57%       3.40%
Net interest margin (a)                             4.06%      3.93%       3.88%                   3.97%       3.83%
Return on average assets                            0.55%      0.56%       0.37%                   0.52%       0.41%
Return on average equity                            3.80%      3.88%       2.50%                   3.54%       2.67%


BALANCE SHEET DATA:                            12/31/2004  9/30/2004  12/31/2003
                                             -------------------------------------

Investments                                      $56,098    $60,102     $58,349
Loans                                            134,551    128,950     118,767
Allowance for loan losses                         (1,352)    (1,319)     (1,183)
Total assets                                     218,039    216,816     210,652

Deposits                                         152,411    158,445     151,652
Borrowings                                        29,752     21,312      23,250
Shareholders' equity                              31,246     31,198      31,288
Shares outstanding, net (b)                    2,548,758  2,546,147   2,577,980
Book value per share                               12.26      12.25       12.14

Nonperforming assets
  to total assets (c)                              0.49%      0.48%       0.46%
Allowance to nonperforming loans                 128.15%    127.81%     140.00%
Equity to assets                                  14.33%     14.39%      14.85%


(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.